Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Riggs National Corporation and subsidiaries:

We consent to the incorporation by reference in the Registration Statement No. 333-86590 on Form S-8 dated April 19, 2002, Registration Statement No. 333-76281 on Form S-8 dated April 14, 1999, Registration Statement No. 333-50185 on Form S-8 dated April 15, 1998, Registration Statement No. 333-50181 on Form S-8 dated April 15, 1998, Post-effective Amendment No. 1 to Registration Statement No. 333-26447 on Form S-3 dated June 3, 1997, Post-effective Amendment No. 1 to Registration Statement No. 333-21297 on August 26, 1997, Registration Statement No. 333-14609 on Form S-8 dated October 22, 1996, Registration Statement No. 33-56485 on Form S-8 dated November 15, 1994, Registration Statement No. 33-52451 on Form S-8 dated March 1, 1994, Registration Statement No. 33-51711 on Form S-8 dated December 28, 1993, and Registration Statement No. 333-74644 on Form S-8 dated December 6, 2001 of Riggs National Corporation and subsidiaries (the Company) of our reports dated March 16, 2005, relating to the consolidated statements of condition of Riggs National Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of Riggs National Corporation and subsidiaries.

Our report dated March 16, 2005, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2004 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains explanatory paragraphs that state that as of December 31, 2004 material weaknesses existed in the Company’s internal control environment, its internal control monitoring function, its regulatory compliance function, and processes and activities associated with accounting for deferred tax asset valuation allowances. The material weaknesses are as follows:

     Control Environment and Internal Control Monitoring Function

•	During 2004, the Company experienced high levels of employee turnover in key management and staff positions, including certain positions supporting financial reporting roles and had limited ability to appropriately address deficiencies in personnel in a timely manner. This turnover resulted in a lack of appropriate management supervision as of December 31, 2004 of employees fulfilling key functions in internal control over financial reporting;

•	As of December 31, 2004, the Company did not employ accounting personnel possessing an appropriate level of technical expertise in key roles related to internal control over financial reporting. Specifically, the Company’s accounting function did not employ personnel with adequate expertise related to accounting for and reporting of the Company’s non-routine transactions; and

•	As of December 31, 2004, the Company’s internal audit program was not sufficient to provide management a basis to assess the quality of the Company’s internal control performance over time. Accordingly, the monitoring component of the Company’s internal control over financial reporting was not effective. Internal control monitoring involves assessing the design and operation of internal control on a timely basis and taking necessary corrective actions.

     Regulatory Compliance Function

•	The Company’s regulatory compliance policies and procedures in place at December 31, 2004 had not been in operation for a sufficient period of time to demonstrate operating effectiveness as of that date. Accordingly, as of December 31, 2004, under the provisions of PCAOB Standard No. 2, the Company’s regulatory compliance function was ineffective, insofar as it relates to those aspects of regulatory compliance in which associated violations of laws and regulations could have a material effect on the reliability of the Company’s financial reporting.

The Company’s regulatory compliance policies and procedures are intended to ensure that instances of non-compliance with the relevant provisions of applicable regulations are reflected in the Company’s financial information on a timely basis. During 2004, the Company identified instances of non-compliance with the provisions of the Bank Secrecy Act (BSA). These instances of non-compliance with the rules and regulations of the BSA resulted in the Company entering into a Consent Order of Civil Money Penalty with the Office of the Comptroller of the Currency and a Consent to the Assessment of Civil Money Penalty with the Financial Crimes Enforcement Network, and paying a civil money penalty. Reference is made to footnote 10 to the Company’s consolidated financial statements for further discussion of the financial statement implications associated with non-compliance with the aforementioned laws and regulations.

     Processes and Activities Associated with Accounting for Deferred Tax Asset Valuation Allowances

•	As of December 31, 2004, a material weakness existed in the Company’s processes and activities related to the determination of valuation allowances of deferred tax assets. Specifically, as of December 31, 2004, the Company did not maintain adequate documentation and lacked an adequate review process to ensure the reasonableness of assumptions underlying determinations regarding the recoverability of recorded deferred tax assets. This material weakness in internal control over financial reporting resulted in a material error in the Company’s income tax expense, which was corrected prior to the issuance of the Company’s 2004 consolidated financial statements.

McLean, Virginia
March 28, 2005